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                                                                  EXECUTION COPY

                               FIRST AMENDMENT TO
                            INVESTOR RIGHTS AGREEMENT

      THIS FIRST AMENDMENT TO INVESTORS RIGHTS AGREEMENT, dated as of the 15th day of April 1998 (this "Amendment"), is entered into by and among Consumer Portfolio Services, Inc., a California corporation (the "Company"), Charles E. Bradley, Sr., an individual ("C. E. Bradley, Sr."), Charles E. Bradley, Jr., an individual ("C.E. Bradley, Jr." and, together with C.E. Bradley, Sr., the "Bradleys"), Jeffrey P. Fritz, an individual ("Mr. Jeff Fritz" and, together with the Bradleys, the "Senior Officers"), and Levine Leichtman Capital Partners II, L.P., a California limited partnership ("LLCP").

                                 R E C I T A L S

      A. The parties have entered into that certain Investors Rights Agreement dated as of November 17, 1998 (as amended, supplemented or otherwise modified from time to time, the "Investor Rights Agreement"), under which, among other things, the Company has granted to LLCP certain management, tag-along and other rights in connection with the Purchaser's investment in the Note and the Primary Warrant pursuant to that certain Securities Purchase Agreement dated as of November 17, 1998 (as amended, supplemented or otherwise modified from time to time, the "Securities Purchase Agreement"), between the Purchaser and the Company.

      B. The Purchaser and the Company have entered into a First Amendment to Securities Purchase Agreement dated as of April 15, 1999 (the "First Amendment"), pursuant to which, among other things, the Purchaser has agreed to waive the Existing Defaults (as defined in the First Amendment) and amend the Securities Purchase Agreement, all on the terms and subject to the conditions set forth therein. Unless otherwise indicated, all capitalized terms used but are not defined herein have the meanings given to such terms in the Investor Rights Agreement.

      C. It is a condition precedent to the effectiveness of the waiver by the Purchaser of the Existing Defaults and the amendments to the Securities Purchase Agreement that the parties execute and deliver this Amendment.

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                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Securities Purchase Agreement as follows:

      Section 1. Amendment of Section 1.3 (Operating Committee). On and as of the Effective Date, Section 1.3 of the Investor Rights Agreement shall be amended by deleting such Section in its entirety and replacing it with the following:

      "1.3 Operating Committee.

            (a) The Company shall establish an operating committee (the "Operating Committee") to, among other things, (i) review the monthly operating and capital plan of the Company and its subsidiaries for the next fiscal year, (ii) compare budgeted versus actual performance, and
      (iii) analyze the Company's capital needs over the 12 months following each meeting. The Operating Committee shall also consider such additional financial matters as the Operating Committee shall deem advisable. The Operating Committee shall not constitute a committee designated by the Board pursuant to the Company's Bylaws or Section 311 of the California Corporations Code, and shall not have any authority to act in the name of or on behalf of the Company or any subsidiary, but the Operating Committee shall have the right to make suggestions and to recommend actions to the Board or to the Board of Directors of any subsidiary of the Company or to any committee of any such Board of Directors, either in writing or by attending, through a representative, a meeting of such Board of Directors or such committee.

            (b) The Operating Committee shall at all times be comprised of two
      (2) members of senior management of the Company, who initially shall be C.E. Bradley, Jr. and Mr. Jeff Fritz, and two (2) members designated by LLCP. The Company shall cause its officers and other members of senior management to be available at each meeting of the Operating Committee to review financial information and discuss other matters.

            (c) Regular meetings of the Operating Committee shall take place on or about the fourth Wednesday of each month (or the next succeeding Business Day, if the fourth Wednesday is not a Business Day).

            (d) From and after April 15, 1999, regular meetings of the Operating Committee shall take place on Wednesday (or the next succeeding Business Day, if a Wednesday is not a Business Day) of each week (rather than on a monthly basis) to review the Company's weekly cash projections until the Operating Committee


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      determines by majority vote that the Company's financial condition and results of operations are such that weekly meetings are no longer necessary, in which case the Operating Committee shall meet on a monthly basis as provided above. All meetings of the Operating Committee may be conducted by telephone so long as each of the persons attending can hear each of the other persons attending the meeting.

            (e) The Company's financial officers shall prepare a financial package for delivery to all Operating Committee members at least forty-eight (48) hours prior to each regularly scheduled weekly or monthly meeting, as the case may be. The financial package shall include, for each weekly meeting (as described in paragraph (d) above), (i) a rolling twelve-week cash flow projection in form and substance acceptable to the Purchaser and (ii) such other information as any member of the Operating Committee may from time to time request. The financial package for each monthly meeting described in paragraph (c) above will be similar to the package currently provided to the Board of Directors and consist of (w) a consolidated and consolidating balance sheet, statement of operations and statement of cash flows for the Company and its consolidated subsidiaries for the most recent one-month period and for the year-to-date period, (x) a comparison of the actual results of operations for such periods to the same periods in the prior year and to the budget and forecast, (y) an explanation of any variances in such actual results of operations from such budget and forecast, and (z) such other information as any member of the Operating Committee may from time to time request."

      Section 2. Warrant Shares. The parties acknowledge, agree and affirm that the term "Warrant Shares" as used in the Investor Rights Agreement includes the aggregate of 4,450,000 shares of Common Stock issued or issuable upon exercise of (i) the Amended and Restated Warrant to purchase 3,115,000 shares of Common Stock, dated as of November 17, 1998, and amended and restated as of April 15, 1999, issued by the Company to the Purchaser in connection with the transactions contemplated by the Securities Purchase Agreement, as amended by the First Amendment, and (ii) the April 1999 Warrant to purchase 1,335,000 shares of Common Stock, dated as of April 15, 1999, issued by the Company to the Purchaser in connection with the transactions contemplated by the April 1999 Securities Purchase Agreement, dated as of April 15,1999.

      Section 3. Miscellaneous Provisions.

            (a) Governing Law. In all respects, including all matters of construction, validity and performance, this Amendment and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the choice of law or conflicts of law principles thereof.


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            (b) Further Assurances. Each party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Amendment.

            (c) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            (d) Full Force and Effect. This Amendment amends the Investor Rights Agreement on and as of the Effective Date, and the Investor Rights Agreement shall remain in full force and effect as amended hereby. The Investor Rights Agreement, as amended hereby, is hereby ratified and affirmed by the parties in all respects.

                     [REST OF PAGE LEFT INTENTIONALLY BLANK]


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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

THE COMPANY                            LLCP

CONSUMER PORTFOLIO                     LEVINE LEICHTMAN CAPITAL
SERVICES,INC., a California            PARTNERS, INC., a California
corporation                            corporation

                                             on behalf of LEVINE
By: /s/ Charles E. Bradley, Jr.              LEICHTMAN CAPITAL
    --------------------------------         PARTNERS II, L.P., a California
    Charles E. Bradley, Jr.                  limited partnership
    President and Chief Executive
     Officer

By: /s/ Jeffrey P. Fritz                By: /s/ Lauren B. Leichtman
    --------------------------------        ----------------------------------
    Jeffrey P. Fritz                        Lauren B. Leichtman
    Senior Vice President and Chief         Chief Executive Officer
     Financial Officer

THE SENIOR OFFICERS:

/s/ Charles E. Bradley, Sr.
------------------------------------
CHARLES E. BRADLEY, SR.

/s/ Charles E. Bradley, Jr.
------------------------------------
CHARLES E. BRADLEY, JR.

/s/ Jeffrey P. Fritz
------------------------------------
JEFFREY P. FRITZ


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